Exhibit 10.5

Separation Agreement and Release

This Separation Agreement and Release (“Agreement”) is made by and between Mahesh Karande (“Executive”) and Omega Therapeutics, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of July 25, 2021 (the “Employment Agreement”) and that certain Employee Non-Solicitation, Confidentiality and Assignment Agreement (the “Non-Disclosure Agreement”) and Employee Non-Competition Agreement, dated as of July 25, 2021 (the “Non-Competition Agreement,” and together with the Non-Disclosure Agreement, the “Restrictive Covenant Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company and its subsidiaries and affiliates effective November 14, 2024 (the “Separation Date”), the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company and its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 1 of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments and Benefits; Salary and Benefits.

(a) The Company agrees to provide Executive with the severance payments and benefits described in Section 1(b) below, payable at the times set forth in, and subject to the terms and conditions of, such Section. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

(b) Subject to Executive’s continued compliance with the Restrictive Covenants (as defined below) and the terms of Section 2 of this Agreement, Executive will be entitled to the following payments and benefits:

(i) continued payment of Executive’s current base salary in regular installments in accordance with the Company’s normal payroll practices over the period beginning on the Separation Date and ending on (and including) the earlier of (A) May 25, 2025 and (B) the date Executive commences full-time employment with a subsequent employer or is retained as a full-time consultant (such period, the “Severance Period”) (and Executive agrees to promptly notify the Company of such subsequent employment or service);

(ii) with respect to Executive’s annual bonus for the 2024 calendar year, Executive will receive an amount equal to 50% of his target annual bonus for 2024 on November 22, 2024, and, unless Executive commences full-time employment with a subsequent employer or is retained as a full-time consultant, shall be eligible to receive an additional amount in respect of the remaining 50% of such 2024 annual bonus based on the Board’s determination of the achievement of applicable performance criteria in its sole discretion, payable on or about the date on which annual bonuses for 2024 are paid in the ordinary course to actively employed senior executives of the Company, but in no event later than March 15, 2025;

(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Separation Date, during the period commencing on the Separation Date and ending upon the earliest of (A) May 25, 2025, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA and (C) the date that Executive becomes eligible to receive such coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); (the “COBRA Continuation Period”). Notwithstanding the foregoing, if the Company determines it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive such group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Separation Date, which payments shall for the remainder of the COBRA Continuation Period;

(iv) if, during the Severance Period, the Company enters into a business development transaction with AstraZeneca or Almirall which the Board determines results in aggregate upfront consideration paid to the Company of at least $10,000,000, then the Company shall pay Executive an amount of cash equal to $250,000, in a single lump sum, within 30 days following the payment to the Company of such upfront consideration; and

(v) each outstanding Company stock option held by Executive as of the Separation Date will (A) terminate and be forfeited as of the Separation Date as to the portion of such stock option that was unvested as of the Separation Date other than any unvested portion of such stock option that was scheduled to vest based solely upon Executive’s continued service during the period following the Separation Date through May 25, 2025 (such portion, the “Retained Unvested Portion”), (B) continue to vest during the Severance Period with respect to the Retained Unvested Portion in accordance the existing terms of such stock option, and (C) remain outstanding and exercisable as to the portion of such stock option that was vested as of the Separation Date or that vests after the Separation Date in accordance with clause (B) of this subsection in accordance with the terms of such stock option until (and including) May 25, 2026; provided, however, no stock option will remain outstanding past the original final expiration date of such stock option and each stock option will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of such stock option.

2. Consulting Services. During the Severance Period, Executive will remain available to answer questions and provide such other transitional consulting services relating to Executive’s areas of expertise and work experience as are reasonably requested from time to time by the Company (the “Consulting Services”). Executive acknowledges and agrees that Executive shall remain bound by the confidentiality and invention assignment provisions of the Non-Disclosure Agreement while providing Consulting Services during the Severance Period as if Executive were an employee of the Company. Executive acknowledges and agrees that Executive will not be entitled to compensation for providing the Consulting Services other than the payments and benefits set forth in Section 1(b) of this Agreement. For the avoidance of doubt, the parties intend for Executive to incur a “separation from service” within the meaning of Section 409A (as defined below), as of the Separation Date and, accordingly, the level of Consulting Services Executive provides following the Separation Date will in all events be less than 20% of the average level of bona fide services performed by Executive for the Company and its subsidiaries as an employee prior to the Separation Date.

3. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(h) any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and

(i) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) of the Employment Agreement.

4. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement, and the Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has seven business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5. Restrictive Covenants; Lock-Up.

(a) Executive acknowledges and agrees that the restrictive covenants and other post-termination obligations set forth in the Restrictive Covenant Agreement, including without limitation Executive’s obligations relating to confidentiality, non-use and non-disclosure of Proprietary Information (as defined in the Non-Disclosure Agreement), non-solicitation, cooperation, and return of property, are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law and, for the avoidance of doubt, the post-termination obligations set forth in the Restrictive Covenant Agreement shall commence on the Separation Date, except that the Parties expressly agree (i) that Executive shall be permitted to retain any Company property during the Severance Period reasonably necessary for the performance of the Consulting Services and to promptly return such property following the Severance Period, and (ii) to modify the Restrictive Covenant Agreement by removing Section 1, and each subpart thereto, of the Non-Competition Agreement, which shall be of no further force or effect upon the Effective Date (as defined below). Executive represents and warrants that Executive has complied with all provisions of the Restrictive Covenant Agreement at all times through the Effective Date.

(b) In consideration for the severance payments and benefits set forth in Section 1 of this Agreement, Executive agrees for a period of one year after the Separation Date (the “Non-Competition Restricted Period”) to not, directly or indirectly, on Executive’s own behalf or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business (as defined below); (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business; or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services Executive performed for the Company at any time during the last two years of Executive’s employment with the Company or (y) in which Executive could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii) or (iii) in the Restricted Territory (as defined below). Without limiting the Company’s ability to seek other remedies available in law or equity, if Executive violates this Section 5(b), the Non-Competition Restricted Period shall be extended by one day for each day that Executive is in violation of such provisions, up to a maximum extension equal to the length of the Non-Competition Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

(c) In consideration for the severance payments and benefits set forth in Section 1 of this Agreement, Executive agrees that neither Executive nor anyone acting by, through, under or in concert with Executive shall disparage or otherwise communicate negative statements or opinions about the Company, or its board members, officers, employees or businesses. The Company agrees that it will instruct its current board members and executive officers not to disparage or otherwise communicate negative statements or opinions about Executive. Notwithstanding the foregoing, nothing herein shall restrict any person from making truthful statements required by applicable law.

(d) Executive’s continued compliance with the terms of the Restrictive Covenant Agreement (as modified in Section 5(a) above), the noncompetition obligations set forth in Section 5(b) above and the nondisparagement obligations set forth in Section 5(c) above (collectively, the “Restrictive Covenants”) is a material condition to receipt of the severance payments and benefits set forth in Section 1 of this Agreement. In the event Executive breaches any part of such Restrictive Covenants, then, in addition to any remedies and enforcement mechanisms set forth in the Non-Competition Agreement, the Employment Agreement and this Agreement, and any other remedies available to the Company (including equitable and injunctive remedies), Executive shall forfeit any additional consideration owing and shall be obligated to promptly return to the Company (within fifteen (15) business days of any breach) the full gross amount of all severance payments and benefits provided under Sections 1(b)(i), 1(b)(ii), 1(b)(iii), and 1(b)(iv) and, notwithstanding Section 1(b)(v), Executive’s outstanding Company stock options will immediately terminate unless otherwise determined by the Company.

(e) If any provision of the Restrictive Covenants shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

(f) Prior to May 25, 2025, Executive shall not (i) sell, offer to sell, contract or agree to sell, transfer (including by operation of law), hypothecate, pledge, grant any option to purchase, encumber or otherwise dispose of or agree to dispose of, directly or indirectly, any securities of the Company, including without limitation, shares of Company common stock directly or indirectly held by Executive and shares of Company common stock acquired by Executive through the exercise of any Company stock option, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company.

(g) As used in this Agreement:

(i) The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service consisting of platform-approach-driven, mRNA-based epigenetic or epigenomic controllers, editors and similar medical technologies that target DNA-sequences to make epigenetic changes in a manner similar to the Company’s use of its proprietary databases on IGDs and EpiZips, which as of the Separation Date includes but is not limited to Sangamo, Tune, Chroma and Epic.

(ii)The term “Restricted Territory” means each city, county, state, territory and country in which (i) Executive provided services or had a material presence or influence at any time during the last two years of Executive’s employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of Executive’s employment or engagement with the Company.

6. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

7. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

8. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 9(a), 9(c) and 9(h) of the Employment Agreement.

9. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

10. Section 409A.

(a) The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to in accordance with this intent.

(b) Notwithstanding anything in this Agreement to the contrary, any compensation or benefits described in Section 1(b) shall not be paid, or, in the case of installments, shall not commence payment, until the Company’s first regular payroll payment date that is at least five (5) days following the Effective Date (the “First Payment Date”). Any such payments that would have otherwise been made to Executive prior to the First Payment Date will be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in Section 1(b).

(c) Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

11. Effective Date. Executive has seven business days after Executive signs this Agreement to revoke it and this Agreement will become effective on the day immediately following the seventh business day after Executive signed this Agreement (the “Effective Date”). For the avoidance of doubt, if Executive revokes this Agreement as provided herein, the Parties’ modification to the Non-Competition Agreement set forth in Section 5(a) above shall be void and of no effect and, unless the Company has elected or elects in writing to expressly waive Executive’s noncompetition obligations set forth in Section 1(a) of the Non-Competition Agreement as provided in Section 3 of the Non-Competition Agreement, the Non-Competition Agreement, including without limitation Section 1 of the Non-Competition Agreement, shall remain in full force and effect.

12. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

13. Entire Agreement; Counterparts. This Agreement, together with the Restrictive Covenant Agreement (as modified in Section 5(a) above), sets forth the entire agreement between the Parties hereto and supersedes any prior agreements or understandings between the Parties pertaining to the subject matter hereof, including without limitation the Employment Agreement. The failure of any Party at any time to require the performance by any other Party of any provision hereof will in no way affect the full right to require such performance at any time thereafter, nor will the waiver by any Party of a breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original but together will constitute one document. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission will be effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated: November 14, 2024	/s/ Mahesh Karande
Mahesh Karande

OMEGA THERAPEUTICS, INC.

Date: November 14, 2024	By:	/s/ Christian S. Schade
Name: Christian S. Schade
Title: Chairman of the Board